GENERAL SERVICE AGREEMENT

THIS GENERAL SERVICE AGREEMENT (the "Agreement") dated this 23rd day of August, 2019

BETWEEN:

2050 Motors, Inc. of 25 N River Ln #2050, Geneva, IL 60134
(the "Client")

- AND -

Crisco Shaw Consulting, LLC. of 6030 Marshalee Drive Ste M #125, Elkridge MD, 21075
(the "Contractor").

BACKGROUND:

A. The Client is of the opinion that the Contractor has the necessary qualifications, experience and abilities to provide services to the Client.

B. The Contractor is agreeable to providing such services to the Client on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Contractor (individually the "Party" and collectively the "Parties" to this Agreement) agree as follows:

Services Provided

1. The Client hereby agrees to engage the Contractor to provide the Client with services (the "Services") consisting of:
    - To create a UI system to be integrated into dongles to provide streaming content with integration for social media products and customer-focused ad channels.

2. The Services will also include any other tasks which the Parties may agree on. The Contractor hereby agrees to provide such Services to the Client.

Term of Agreement

3. The term of this Agreement (the "Term") will begin on the date of this Agreement and will remain in full force and effect until the completion of the Services, subject to earlier termination as provided in this Agreement. The Term of this Agreement may be extended by mutual written agreement of the Parties.

4. In the event that either Party breaches a material provision under this Agreement, the non-defaulting Party may terminate this Agreement and require the defaulting Party to indemnify the non-defaulting Party against all reasonable damages.

Performance

5. The Parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

Currency

6. Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in US Dollars.

Compensation

7. For the services rendered by the Contractor as required by this Agreement, the Client will provide compensation (the "Compensation") to the Contractor as follows:

- At initial signing of contract and in-person delivery of originally signed wet signatures of said contract to all parties to this Agreement, $6,000.00 and $5,500.00 in Preferred Stock; Completion of stage 1, $5,000.00 and $1,000.00 in Preferred Stock; Completion of stage 2, $6,000.00 and $1,500.00 in preferred stock; Completion of stage 3, $8,000.00 and $7,000.00 in preferred stock.

- All shares to be delivered against this Agreement shall be reserved by the Company for future delivery to CSC and its affiliates and shall be priced off the closing bid price of 2050 Motors, Inc. common stock as of August 22, 2019 ($0.0002), which based on a 1-1000 conversion ratio for Series B Preferred Stock into Common Shares, generates a price per Series B Preferred Share of $0.20.

8. The Compensation as stated in this Agreement does not include sales tax, or other applicable duties as may be required by law. Any sales tax and duties required by law will be charged to the Client in addition to the Compensation.

Confidentiality

9. Confidential information (the "Confidential Information") refers to any data or information relating to the business of the Client which would reasonably be considered to be proprietary to the Client including, but not limited to, accounting records, business processes, and client records and that is not generally known in the industry of the Client and where the release of that Confidential Information could reasonably be expected to cause harm to the Client.

10. The Contractor agrees that it will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which the Contractor has obtained, except as authorized by the Client. This obligation will survive the expiration or termination of this Agreement and will continue for one (1) year from the date of such expiration or termination.

11. All written and oral information and materials disclosed or provided by the Client to the Contractor under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Contractor.

Non-Solicitation

12. The Contractor understands and agrees that any attempt on the part of the Contractor to induce other employees or contractors to leave the Client's employ, or any effort by the Contractor to interfere with the Client's relationship with its employees or other service providers would be harmful and damaging to the Client.

13. During the term of this Agreement and for a period of one (1) year after the expiration or termination of this Agreement, the Contractor will not in any way directly or indirectly:

    a. induce or attempt to induce any employee or other service provider of the Client to quit employment or retainer with the Client;

    b. otherwise interfere with or disrupt the Client's relationship with its employees or other service providers;

c. discuss employment opportunities or provide information about competitive employment to any of the Client's employees or other service providers; or

d. solicit, entice, or hire away any employee or other service provider of the Client.

Ownership of Materials and Intellectual Property

14. All intellectual property and related materials (the "Intellectual Property") including any related work in progress that is developed or produced under this Agreement, will be the sole property of the Client. The use of the Intellectual Property by the Client will not be restricted in any manner.

15. The Contractor may not use the Intellectual Property for any purpose other than that contracted for in this Agreement except with the written consent of the Client. The Contractor will be responsible for any and all damages resulting from the unauthorized use of the Intellectual Property.

Return of Property

16. Upon the expiry or termination of this Agreement, the Contractor will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

Capacity/Independent Contractor

17. In providing the Services under this Agreement it is expressly agreed that the Contractor is acting as an independent contractor and not as an employee. The Contractor and the Client acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service.

Notice

18. All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties of this Agreement as follows:

a. 2050 Motors, Inc.
25 N River Ln #2050, Geneva, IL 60134

b. Crisco Shaw Consulting, LLC.
6030 Marshalee Drive Ste M #125, Elkridge MD 21075

or to such other address as any Party may from time to time notify the other.

Indemnification

19. Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. This indemnification will survive the termination of this Agreement.

Legal Expenses

20. In the event that legal action is brought to enforce or interpret any term of this Agreement, the prevailing Party will be entitled to recover, in addition to any other damages or award, all reasonable legal costs and fees associated with the action.

Modification of Agreement

21. Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

Time of the Essence

22. Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

Assignment

23. The Contractor will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.

Entire Agreement

24. It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

Inurement

25. This Agreement will inure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators, successors and permitted assigns.

Titles/Headings

26. Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

Gender

27. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Governing Law

28. It is the intention of the Parties to this Agreement that this Agreement and the performance under this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of Maryland, without regard to the jurisdiction in which any action or special proceeding may be instituted.

Severability

29. In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

Waiver

30. The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this 23rd day of August, 2019.

2050 Motors, Inc.

Per:

Vikram Grover

CEO

Crisco Shaw Consulting, LLC.

Per:______________________________

Brandon Shaw

Founder | Director of Data Science